EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wake Forest Bancshares, Inc. and Subsidiary
Wake Forest, North Carolina
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-83875) of Wake Forest Bancshares, Inc. of our report dated December 20, 2007, with respect to the consolidated financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years ended September 30, 2007 and 2006, appearing in the Annual Report on Form 10-KSB of Wake Forest Bancshares, Inc., included herein.
Raleigh, North Carolina
December 20, 2007